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                                                                    EXHIBIT 2.01



                                MERGER AGREEMENT
                                       OF
                              MARKETWATCH.COM, LLC
                                  WITH AND INTO
                              MARKETWATCH.COM, INC.


         This Merger Agreement (this "AGREEMENT") is dated as of January __, 1999 by and between Marketwatch.Com, LLC, a Delaware limited liability company ("TARGET"), and MarketWatch.com, Inc., a Delaware corporation ("ACQUIRER").


         1. Merger; Effective Time. Upon the terms and subject to the conditions hereof, in accordance with the Delaware General Corporation Law (the "DGCL") and the Delaware Limited Liability Company Act (the "DLLCA"), Target will be merged with and into Acquirer (the "MERGER"). Acquirer will be the surviving corporation (hereinafter referred to sometimes as the "SURVIVING CORPORATION") of the Merger, and the separate existence of Target shall cease. The Merger will be effective as of the date and at such time as this Agreement and any other documents necessary to effect the Merger in accordance with the DGCL and DLLCA are duly filed with the Secretary of State of the State of Delaware (the time the Merger becomes effective being referred to herein as the "EFFECTIVE TIME").

         2. Exchange of Securities.

                  (a) Conversion of Limited Liability Company Interests. At the Effective Time, the limited liability company interests (the "INTEREST") in Target of each member ("MEMBER") thereof immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of any Member, be converted into 4,500,000 shares of fully paid and nonassessable Common Stock, par value $0.01 per share, of Acquirer ("ACQUIRER STOCK"). At the Effective Time, the Interests held by the two Members, shall constitute 100% of the outstanding Interests in Target.

                  (b) No Securities of Acquirer Outstanding. Immediately prior to the Effective Time, there are no outstanding securities of Acquirer.

                  (c) Issuance of Stock Certificates. The Interests are not represented by certificates. Promptly following the Effective Time, Acquirer shall issue stock certificates representing the Acquirer Stock to the holders of the Interests that were converted by virtue of the Merger.

                  (d) Target Options. At the Effective Time, each holder of an outstanding option (collectively, the "Target Options") to purchase an Interest shall be entitled, in accordance with the terms of such option, to purchase after the Effective Time that number of shares of Acquirer's Common Stock, determined by multiplying the Percentage Interest (as defined in the agreement relating to such Target Option) subject to such Target Option on the Effective Date by 100,000, and the exercise price per share for each such Target Option will equal the aggregate



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exercise price of the Target Option immediately prior to the Effective Time divided by the number of shares of Acquirer's Common Stock as determined above. If the foregoing calculation results in an assumed option being exercisable for a fraction of a share, then the number of shares of Acquirer's Common Stock subject to such option will be rounded down to the nearest whole number with no cash being payable for such fractional share. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422A of the United States Internal Revenue Code, if applicable, and all other terms of the Target Options will otherwise be unchanged. Continuous employment with the Target will be credited to an optionee for purposes of determining the number of shares subject to exercise after the Effective Time.

         3. Governing Documents. At the Effective Time, the Certificate of Incorporation of Acquirer in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation and the Bylaws of Acquirer in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation.

         4. Principal Office. The location of the principal office of Acquirer is 825 Battery Street, San Francisco, California 94111. The location of the principal office of Acquirer in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19805. The name of its registered agent in Delaware is The Corporation Trust Company.

         5. Directors and Officers. At the Effective Time, the directors and officers of Acquirer immediately prior to the Effective Time shall be and become the directors and officers (holding the same titles and positions) of the Surviving Corporation, and after the Effective Time shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

         6. Employee Benefit Plans. At the Effective Time, the obligations of Target under or with respect to every plan, trust, program and benefit then in effect or administered by Target for the benefit of the directors, officers and employees of Target, shall become the lawful obligations of Acquirer and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, Acquirer hereby expressly adopts and assumes all obligations of Target under such employee benefit plans.

         7. Further Assurances. After the Effective Time, Acquirer and its officers and directors may execute and deliver such deeds, assignments, assurances and other documents and do all other things necessary or desirable to vest, perfect or confirm title to Target's property or rights in Acquirer and otherwise to carry out the purposes of the Merger in the name of Target or otherwise.

         8. Approval of Merger. The Merger has been approved by the holders of 100% of the outstanding Interests in Target.

         9. Assignment. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be



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binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         10. Abandonment. At any time before the Effective Time, this Agreement may be terminated and the Merger abandoned by the Management Committee of Target or the Board of Directors of Acquirer, notwithstanding approval of this Agreement by the holders of the outstanding Interests in Target and such Management Committee and such Board of Directors.

         11. Amendment. At any time before the Effective Time, this Agreement may be amended, modified or supplemented by the Management Committee of Target and the Board of Directors of Acquirer, notwithstanding approval of this Agreement by the holders of the outstanding Interests in Target; provided, however, that no such amendment, modification or supplement not approved by the holders of the outstanding Interests in Target may materially adversely affect the benefits intended under this Agreement for the holders of the outstanding Interests in Target.

         12. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and to be performed wholly within the State of Delaware without regard to principles of conflict of laws.

         13. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.



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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.


MARKETWATCH.COM, INC.                      MARKETWATCH.COM, LLC


By:_________________________               By:____________________________
     Lawrence Kramer, President and            Lawrence Kramer, President and
     Chief Executive Officer                   Chief Executive Officer

Attest                                     Attest


By:__________________________              By:____________________________
     J. Peter Bardwick, Chief Financial        J. Peter Bardwick, Chief
     Officer and Secretary                     Financial Officer and Secretary



                      [SIGNATURE PAGE TO MERGER AGREEMENT]



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